Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-153362, 333-157291) of GigOptix, Inc. of our report dated March 4, 2009 (except for note 1d as to which the date is January 21, 2010), with respect to the consolidated financial statements of ChipX, Inc. as of December 31, 2008 and 2007 and for the years then ended, included in GigOptix, Inc.’s Amended Current Report on Form 8-K/A dated January 21, 2010, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
a Member of Ernst & Young Global

Haifa, Israel

January 21, 2010